EXHIBIT 10.1
Board Member Agreement

This agreement dated November 12, 2010 is made by and between Monkey Rock Group, Inc. whose address is PO Box 1030 Sturgis, SD 57785 referred to as "Company", and Ken Hoffman whose address is 10802 Vineyard ct Clermont, Fl 34711 referred to as "Board Member"

1. Engagement of Board Member

1.1 Engagement. Company hereby hires and engages Ken Hoffman as a Director of its Board to perform the service listed in section 1.2. Board Member hereby accepts such engagement and agrees to render such services to Client on the terms and conditions set forth.

1.2 Services. Board Member shall provide restaurant expertise and services to Company in accordance with Appendix A, attached hereto and incorporated herein by this reference. Board Member commits to provide the necessary time and requisite resource to accomplish at minimum, the responsibilities as set forth in Exhibit A.

1.3 Indemnification. Company and Board Member agree to indemnify and hold harmless the other party from and against all damages, losses, judgments and expenses, including fines and/ or penalties imposed by law and fees and court cost, sustained or incurred by the indemnified party as a result of the breach by the other party of its covenants under this Agreement or its actions pursuant to this Agreement.

1.4 Place Where Services Will Be Rendered. The Board Member will perform services in accordance with this contract at the business location In addition to the telephone, computer, consultants office and at such other places as designated by the company or Board Member to perform these services in accordance with this agreement.

1.5 Confidentiality. The Board Member agrees that any information received by the company during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the Board Member in full confidence and will not be revealed to any other persons, firms or organizations.

1.6 Employment of Others. The Company may from time to time request that the Board Member arrange for the services of others. All costs for those services will be paid by the Company.

2. Term

2.1 Contract Term. This agreement shall be effective in perpetuity so long as the Board Member remains a member of the Company’s Board of Directors.

3. Compensation

3.1 Fees Except as otherwise modified by this Agreement, Company shall pay to Board Member a monthly compensation of $5700. A cash fee of $4200, plus $1,500 in new issue, restricted stock. Shares to be valued at whatever share price is at the date of signing and again at the first calendar day of each month of the agreement as full and complete compensation for its services.

Project Basis: The project fee will be based on the scope of work defined in writing in Exhibit A.

3.2 Out of Town Work.

3.2.1 If any out of town work is requested in writing by Client prior to taking place, then reasonable cost for, airfare, hotel, food and car rental, as needed and approved by Agency's Executive Director, shall be paid by Company within 30 days.

3.3 Payments. Payments for services shall be made in advance and on the first day of the month.

3.4 Expenses: All reasonable business related expenses to be paid by Company at the end of each calendar month (ex: day 30 and day 60). Documentation required for accounting purposes.

4. Applicable Law

4.1 This Agreement is made in the State of Florida and is to be governed by the laws of such state in all respects, including matters of validity, construction, performance and remedies.

The Undersigned parties have executed and delivered this Agreement on the day and year first written above.

Ken Hoffman (Board Member)

By: Ken Hoffman, Board Member /s/ Ken Hoffman

Date: November 12, 2010

Monkey Rock Group, Inc.

By: John Dent, CEO /s/ John Dent

Date: November 12, 2010

Appendix A

The following services are to be provided:

•	Help Collaborate strategy development and negotiations for acquisition targets
•	Collaborate with management to create projections/pro-formas
•	Collaborate with management and firm on development of operating blueprint and build out of target property(ies)
•	Collaborate on the marketing strategy for the target property(ies) and the greater branding strategy moving forward
•	Collaboration in the design of the Company's expansion strategy
•	Participate in solicitation of investor/lender sources (roadshows, etc.)
•	Identification of high quality expansion sites
•	Serve as a Board Member for Company

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